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                                                              EXHIBIT 10.24

September 24, 1998

Saratoga Beverage Group, Inc.
11 Geyser Road
Saratoga Springs, NY 12866
Attention:        Ms. Robin Prever
                  Chief Executive Officer

Re:      $22,000,000 Credit Facilities

Ladies and Gentlemen:

NationsBank, N.A. ("NationsBank") is pleased to offer its commitment to provide $22,000,000 in Credit Facilities (the "Facility") to Saratoga Beverage Group, Inc. (the "Borrower"), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto as ANNEX I (the "Term Sheet").

The commitment of NationsBank hereunder is subject to the satisfaction of each of the following conditions precedent in a manner acceptable to NationsBank in its reasonable discretion:

         (a) each of the terms and conditions set forth herein;

         (b) each of the terms and conditions set forth in the Term Sheet;

the negotiation, execution and delivery of definitive documentation with respect to the Facility consistent with the Term Sheet and otherwise satisfactory to NationsBank; and

Furthermore, the commitment of NationsBank hereunder is based upon the financial and other information regarding the Borrower and its subsidiaries previously provided to NationsBank and is subject to the condition, among others, that there shall not have occurred after the date of such information, in the reasonable opinion of NationsBank, any material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries taken as a whole. If the continuing review by NationsBank of the Borrower discloses information relating to conditions or events not previously disclosed to NationsBank or relating to new information or additional developments concerning conditions or events previously disclosed to NationsBank which NationsBank in its reasonable discretion believes may have a material adverse effect on the condition (financial or otherwise), assets, properties, business, operations or prospects of the Borrower and its subsidiaries taken as a whole, NationsBank may, in its reasonable discretion, suggest alternative financing amounts or structures that ensure adequate protection for NationsBank or terminate its commitment to provide the Facility.


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You hereby represent, warrant and covenant that (i) all information, other than
Projections (as defined below), which has been or is hereafter made available to NationsBank by you or any of your representatives in connection with the transactions contemplated hereby ("Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a Material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) to best of knowledge and belief, all financial projections concerning the Borrower that have been or are hereafter made available to NationsBank by you or any of your representatives (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the facility so that the representation and warranty in the preceding sentence is correct on such date.

By acceptance of this offer, Borrower agrees to pay the costs and expenses, (as referenced in the Engagement Letter dated May 22, 1998), including reasonable attorneys' fees, incurred after the date hereof by NationsBank in connection with the Facility.

In the event that NationsBank becomes involved in any capacity in any action, proceeding or investigation in connection with any matter contemplated by this letter, other than acts of omission as a result of negligence and willful misconduct of NationsBank, the Borrower will reimburse NationsBank for its legal and other expenses (including the cost of any investigation and preparation) as they are incurred by NationsBank. The Borrower also agrees to indemnify and hold harmless NationsBank and its affiliates and their respective directors, officers, employees and agents (the "Indemnified Parties") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any matters contemplated by this letter unless and only to the extent that it shall be finally judicially determined that such losses, claims, damages or liabilities resulted primarily from the gross negligence or willful misconduct of NationsBank.

The provisions of the immediately preceding two paragraphs shall remain in full force and effect regardless of whether definitive financing documentation for the Facility shall be executed and delivered and notwithstanding the termination of this letter or the commitment of NationsBank hereunder.

Neither this offer nor the undertaking and commitment contained herein may be disclosed to or relied upon by any other person or entity other than your accountants, attorneys and other advisors, without the prior written consent of NationsBank, except that following your acceptance hereof you may make public disclosure hereof as required by law. You acknowledge and agree that NationsBank may share with any of its affiliates any information relating to the Facility, the Borrower and its subsidiaries and affiliates.


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This offer will expire at 5:00 p.m. EST time on September 30, 1998 unless the parties execute this letter and return it to NationsBank prior to that time, whereupon this letter shall become a binding agreement. Thereafter, the commitment of NationsBank will expire at 5:00 p.m. EST time on December 31, 1998 unless definitive Facility documentation is executed and delivered prior to that time.

This letter shall be governed by the laws of the State of Georgia without regard to its principles of conflicts of laws. This letter may be modified or amended only in writing. This letter is not assignable by Borrower without the prior written consent of NationsBank. This letter supersedes and replaces any and all proposals or commitment letters previously delivered by NationsBank to Borrower relating to the Facility.

Very truly yours,


NATIONSBANK, N.A.


By: /s/ Greg McCrery
   -----------------------------
Title: Vice President



Accepted and Agreed To:

SARATOGA BEVERAGE GROUP, INC.


By: /s/ Robin Prever
   -----------------------------
Title: President and Chief Executive Officer
Date: